Exhibit 10.25

BLOOD DONOR CENTER MANAGEMENT
COMMUNITY MOBILE BLOOD COLLECTIONS SERVICES
AGREEMENT

USC BLOOD DONOR CENTER
USC University Hospital

I. RECITALS

A. Whereas, USC University Hospital (“Hospital”) operates a medical center located at 1500 San Pablo Street, Los Angeles, California 90033;

B. Whereas, HemaCare Corporation (“HemaCare”) headquartered at 21101 Oxnard Street, Woodland Hills, California 91367 provides blood services to hospitals and health care facilities throughout the United States, including collection, processing, testing and distribution of blood components and performance of specialized donor and therapeutic apheresis services;

C. Whereas, Hospital desires to retain HemaCare to provide certain blood services and HemaCare is willing to provide such services;

Therefore, in consideration of the foregoing premises and the mutual covenants set forth herein, Hospital and HemaCare enter into this Agreement in order to provide a full statement of their respective rights and obligations in connection with the provision of those services.

II. HEMACARE RESPONSIBILITIES — BLOOD DONOR CENTER & COMMUNITY MOBILE BLOOD DRIVE PROGRAM

A. Blood Donor Center and Community Mobile Blood Drive Program

1. HemaCare will provide to Hospital services required to establish, maintain and operate a donor program to provide whole blood and single donor platelets to Hospital. For purposes of this Agreement, Blood Donor Center Services will mean those services listed in Attachment I (Fee Schedule.) Subject to the provisions of this Agreement regarding the Hospital's intellectual property rights, the blood donor programs shall be known as the USC BLOOD DONOR CENTER. Attachment II sets forth the anticipated Hospital request for blood products per month. The volumes set forth in Attachment II represent the combined blood product volumes for USC Kenneth Norris Jr., Cancer Hospital and USC University Hospital. HemaCare's goal is to produce the volumes established in Attachment H. Not meeting the specified volumes is not considered an explicit breach of contract by HemaCare.

2. HemaCare shall be generally responsible, at its sole cost and expense, for operating and providing non-physician operational, administrative, management and other functions of the Center and for obtaining medical management for the Center.

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3. HemaCare, or its lessor, shall provide at its or their sole cost and expense, all utilities, telephone and communication services, janitorial, and maintenance services (including hazardous and infectious waste disposal), laundry services, reception, secretarial and transcribing services, postage and other supplies, duplication services, and all medical pharmaceuticals and supplies, including without limitation Blood Products (as defined herein), drugs, chemicals, and other medical supplies, and such other services and supplies as may be reasonably necessary for the proper operation of the Center. Without limiting the foregoing, HemaCare shall also supply to the Center blood bags, needles, skin sterilization supplies, bandages and other relevant and properly maintained supplies.

4. HemaCare will be responsible for providing trained and qualified clinical, technical and administrative personnel to the Blood Donor Center. HemaCare will also provide trained and qualified clinical, technical and administrative personnel for Community Mobile Blood Collections.

5. The provision of such personnel shall occur in accordance with Section 11.B. hereof.

6. HemaCare will provide all equipment and supplies required in the course of delivering the Blood Donor Center and Community Mobile Blood Services. Equipment will remain the property of HemaCare. Any equipment provided by Hospital in support of the Blood Donor Center or otherwise for use by HemaCare, will remain the property of Hospital. HemaCare will perform Quality Control as required.

7. HemaCare will provide all donor recruitment support for this program, including the management of the donor base. Promotional materials for donor recruitment shall be subject to the terms of Section V1H.A hereof. Hospital will use their best efforts to facilitate the timely approval of such promotional materials. The Hospital Blood Bank Medical Director and the Donor Center Medical Director must approve patient educational material content. Any use of the USC logo will have approval on its use. HemaCare shall exercise all commercially reasonable efforts to conduct donor recruitment in a manner that will assure a donor base sufficient to meet Hospital's requirements for blood products, as established in Attachment II.

8. HemaCare will provide Preventive Maintenance and repair on all Blood Donor Center equipment.

9. HemaCare will be responsible for Regulatory Compliance, including record keeping and the maintenance of a Donor Deferral Registry and notification to state and county agencies.

10. HemaCare shall maintain proper registration of the Blood Donor Center and Community Mobile Blood Drive Program as may be required by state and federal law, including without limitation, the requirements of the federal Food and Drug Administration (“FDA”). All blood will be collected and processed under HemaCare's FDA registration.

11. HemaCare will test, process, and label all blood products according to FDA and AABB requirements.

12. HemaCare will provide a list of the first 750 units collected monthly to the Hospital. Such lists shall contain sequential unit numbers (subject to breaks in sequence due to positive results and/or production issues) for units collected at each mobile drive for each Hospital.

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B. HemaCare Personnel

1. Unless otherwise agreed upon specifically by the parties, all personnel providing Services under this Agreement (“HemaCare Personnel”) will be employed by or contracted to HemaCare. HemaCare will be solely and exclusively responsible for the compensation and benefits of HemaCare Personnel and for the payment of all local, state and federal employment taxes and contributions, including unemployment taxes and contributions.

2. HemaCare shall also secure and maintain at all times during the Term, at HemaCare's sole expense, workers' compensation and employers' liability insurance covering HemaCare's employees and all Physicians, with a carrier licensed to do business in the State and having at least an “A” BEST rating, at the following limits:

Workers' Compensation:	Statutory limits
Employer's Liability:	$1,000,000 each accident;
$1,000,000 disease policy limit;
$1,000,000 disease each employee

Such coverage shall be placed as an actual Workers' Compensation policy, not as a health benefits policy, and shall be endorsed to include (1) a waiver of subrogation in favor of Hospital, and (2) a 30-day notice of cancellation. Such coverage shall be primary and non-contributory. HemaCare shall annually provide a certificate of insurance to Hospital evidencing such coverage and coverage extensions.

3. HemaCare shall comply with all labor laws applicable to HemaCare Personnel, including applicable equal employment opportunity laws.

4. HemaCare shall require its Personnel that work at the Hospital:

a. To follow all rules of conduct as defined by Hospital for its employees.

b. To participate in initial and annual orientation as required by Hospital (approximately one day per orientation session), and Hospital shall have no responsibility for compensating HemaCare or HemaCare Personnel for time spent in orientation.

c. To participate in such additional annual evaluation and training as may be required by Hospital for purposes of maintaining compliance with regulatory and accreditation standards.

5. HemaCare shall provide Hospital with documentation, upon employment or retention of Personnel that work at Hospital, and annually thereafter or as Hospital may request for purposes of compliance with legal and/or accreditation requirements, of the following: (i) health status, for all HemaCare Personnel; (ii) Hepatitis B and other required or recommended vaccinations as appropriate to. job responsibilities; (iii) HemaCare orientation and competency assessment for all HemaCare Personnel; (iv) current California licensure or certification for all HemaCare Personnel providing nursing or other direct patient services; and (v) current CPR certification for all HemaCare Personnel providing nursing services.

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6. HemaCare shall ensure that all HemaCare Personnel providing nursing or other direct patient services pursuant to this Agreement shall have undergone appropriate training, shall provide services in accordance with Standard Operating Procedures, and shall comply with all applicable laws and regulations concerning patient's rights.

7. The Services to be rendered hereunder shall be performed by HemaCare personnel or agents as may be employed by or under contract with HemaCare. HemaCare shall control the process of interviewing prospective HemaCare Personnel for the USC Donor Center (including the selection of interviewees) but agrees that Hospital's designated administrative liaison(s) may participate in the interview and selection process for all such HemaCare Personnel. The Hospital CEO shall have the right to request removal of any such HemaCare personnel whose actions violate the Hospital's Code of Conduct. HemaCare would remove the employee immediately until Code of Conduct actions/issues are resolved.

8. In addition to any other indemnification provided herein, HemaCare shall indemnify, defend, and hold Hospital harmless with respect to any claim, including without limitation, any asserted tax liability, arising from or out of HemaCare's employment practices or arising with respect to the status of HemaCare Personnel as employees or contractors of HemaCare.

C. Other:

1. Hospital and HemaCare may agree upon the provision of other services by HemaCare, which services and fees shall be mutually agreed upon by the parties.

2. HemaCare will not discriminate on the basis of race, color, sex, age, religion, national origin, handicap, or source of payment in providing services under this Agreement.

III. HOSPITAL RESPONSIBILITIES - BLOOD DONOR CENTER & COMMUNITY MOBILES

A. Blood Donor Center and Community Mobile Blood Drive Program:

1. Hospital will make donor parking available and guarantee reasonable donor access to the Blood Donor Center at no cost to HemaCare. Such fees, if paid by HemaCare, will be billed monthly to Hospital.

2. The parties agree that Hospital may place such signage in the Blood Donor Center area, as it deems necessary to advise the public of the relationship between HemaCare and Hospital. HemaCare shall not alter or remove such signage without Hospital's consent.

3. Hospital will provide assistance from Administration and Public Relations in donor recruitment efforts. Assistance from Hospital Administration in donor recruitment efforts is to include signature of approved blood drive sponsor letters, referrals to local businesses where Administration members may have affiliations and referrals to Hospital board members to support community based blood drives. Assistance from Hospital is to include a Public Relations department contact, timely review and approval of donor recruitment material (see Section VIIIA), inclusion of information and or articles in Hospital based employee newsletters/bulletins and community outreach material.

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4. Hospital liaison will facilitate global e-mails to Hospital employees at HemaCare's request.

5. Hospitals are required to accept all units of blood and blood products collected and produced on its behalf (including FFP) through the USC Blood Donor Center and/or Community Mobile Blood Drives, as long as the collections do not exceed the Monthly Volumes established in Attachment II. Such acceptance occurs upon availability of blood products. Upon acceptance, at which point HemaCare will invoice Hospital, the quantity and the schedule of the delivery of the blood products shall be determined by the Hospital. In no circumstance however, may delivery extend beyond seven days of the date of availability. It is not considered an explicit breach of contract if the Hospital's failure to purchase the minimum volume from HemaCare is the result of HemaCare's inability to supply such volume or is attributable to a material decline in overall Hospital utilization.

6. After delivery of blood and blood components from the Blood Donor Center for Hospital's use, Hospital will be responsible for the disposition of such products. Return of products will be managed according to the procedures attached hereto at Attachment III.

7. Hospital shall provide identification badges for HemaCare Personnel. Hospital's name, logo, and other service marks as required by Hospital shall appear on such identification badges along with information identifying HemaCare Personnel as contractors. HemaCare shall require HemaCare Personnel to display such badges at all times while on Hospital premises.

8. In addition to any other indemnification provided herein, Hospital shall indemnify, defend, and hold HemaCare harmless with respect to any claim for personal injury or property damage to any patient or Hospital employee relating to the condition of the Hospital premises, except to the extent such condition was caused by HemaCare or HemaCare Personnel.

IV. STANDARD OPERATING PROCEDURES AND DOCUMENTATION

A. Blood Donor Center and Community Mobiles:

1. All Blood Donor Center and Community Mobile collections will be conducted in accordance with Standard Operating Procedures (“SOPs”) developed by HemaCare. HemaCare further agrees to adhere to all applicable laws, regulations and professional standards relating to donor apheresis and blood services including without limitation the American Association of Blood Banks' Standards for Blood Banks and Transfusion Services.

2. HemaCare will be responsible for maintaining up-to-date documents to comply with the requirements set forth by regulatory agencies, by the Hospital (with respect to its general operations, policies, and procedures), or by joint agreement between HemaCare and Hospital.

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3. All SOPs, protocols, computer programs, and (except as set forth in Section VIII. A. hereof) marketing materials created and used by HemaCare in providing the Services will remain the property of HemaCare. HemaCare will provide individuals designated by Hospital with copies of all pertinent materials as needed to support their own duties and fulfill their responsibilities within Hospital, or otherwise required for compliance with the requirements of any regulatory or accreditation agency. Such copies may be retained by Hospital for record keeping purposes following termination of expiration of this Agreement.

4. Hospital will not make any use of the protocols, SOPs, computer files or other documents for any purpose other than those contemplated by this Agreement unless agreed upon in writing by HemaCare, with the exception of jointly-owned property.

5. All reports, records, donor and QC databases as well as any other electronic records generated by HemaCare in the course of providing services are the property of HemaCare.

6. Confidentiality.

a. Hospital/HemaCare information. Both parties recognize and acknowledge that, by virtue of entering into this Agreement and providing services to Hospital hereunder, both parties and their Staff may have access to certain information of each that is confidential and constitutes valuable, special and unique property of the parties. Both parties agree that neither the parties nor any of their Staff will at any time, (either during or subsequent to the term of this Agreement), disclose to others, use, copy or permit to be copied, without the other's express prior written consent, except in connection with the performing of the parties and the parties staffs' duties hereunder, any confidential or proprietary information of the other, including, without limitation, information which concerns Facility's patients, costs, or treatment methods developed by the parties, and which is not otherwise available to the public.

b. Terms of this Agreement. Except for disclosure to the parties or any of the parties staffs legal counsel, accountant or financial advisors (none of whom shall be associated or affiliated in any way with the other parties' or any of its affiliates), neither the parties nor any of the parties' staff shall disclose the terms of this Agreement to any person, unless disclosure thereof is required by law or otherwise authorized by this Agreement or consented to by the other party. Unauthorized disclosure of the terms of this Agreement shall be a material breach of this Agreement and shall provide the other party with the option of pursuing remedies for breach or immediate termination of this Agreement in accordance with Section VI. B.4.b. hereof.

c. Patient Information. Neither HemaCare nor any HemaCare Staff shall disclose to any third party, except where permitted or required by law or where such disclosure is expressly approved by Hospital in writing, any patient or medical record information regarding Hospital patients, and HemaCare and HemaCare Staff shall comply with all federal and state laws and regulations, and all bylaws, rules, regulations, and policies of Hospital regarding the confidentiality of such information. HemaCare acknowledges that in receiving or otherwise dealing with any records or information from Hospital about Hospital's patients receiving treatment for alcohol or drug abuse, HemaCare and HemaCare Staff are bound by the provisions of the federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records, 42 C.F.R. Part 2, as amended from time to time.

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d. HIPAA Compliance. HemaCare agrees to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320 through d-8 (“HIPAA”), and the requirements of any regulations promulgated thereunder, including, without limitation, the federal privacy regulations as contained in 45 C.F.R. Part 164, and the federal security standards as contained in 45 C.F.R. Part 142 (collectively, the “Regulations”). HemaCare shall not use or further disclose any protected health information, as defined in 45 C.F.R. 164.504, or individually identifiable health information, as defined in 42 U.S.C. § 1320d (collectively, the “Protected Health Information”), other than as permitted by this Agreement and the requirements of HIPAA or the Regulations. HemaCare will implement appropriate safeguards to prevent the use or disclosure of Protected Health Information other than as contemplated by this Agreement. HemaCare will promptly report to Hospital and Facility any use or disclosures of which HemaCare becomes aware, of Protected Health Information in violation of HIPAA or the Regulations. In the event that HemaCare contracts with any agents to whom HemaCare provides Protected Health Information, HemaCare shall include provisions in such agreements pursuant to which HemaCare and such agents agree to the same restrictions and conditions that apply to HemaCare with respect to Protected Health Information. HemaCare will make its internal practices, books and records relating to the use and disclosure of Protected Health Information available to the Secretary to the extent required for determining compliance with HIPAA and the Regulations. No attorney-client, accountant-client or other legal or equitable privilege shall be deemed to have been waived by HemaCare, Hospital or Facility by virtue of this Subsection.

V. INSURANCE AND LIABILITY

A. Commercial General Liability HemaCare shall secure and maintain at all times during the Term, at HemaCare's sole expense, commercial general liability insurance, covering HemaCare, all Physicians and all of HemaCare's employees, with a carrier licensed to do business in the State and having at least an “A” BEST rating, at the following limits:

Commercial General Liability covering bodily injury and property damage to third parties and including Products/Completed Operations, Blanket Contractual Liability, and Personal/Advertising Injury:

$1,000,000 per occurrence; $3,000,000 general aggregate

and

$1,000,000 per occurrence Personal/Advertising Injury

$3,000,000 Products/Completed Operations aggregate

Such insurance shall name Hospital as an additional insured and shall not be cancelable except upon 30 days' prior written notice to Hospital. Such coverage shall be primary and non-contributory. HemaCare shall annually provide Hospital a certificate of insurance evidencing such coverage and coverage extensions.

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B. HemaCare shall require all HemaCare Staff to secure and maintain at all times during the Term, at each HemaCare Staff's sole expense, personal auto liability covering HemaCare Staff, and any vehicle which HemaCare Staff will bring onto Hospital property, with a carrier licensed to do business in the State and having at least an “A” BEST rating. Such coverage shall be primary and non-contributory and procured at the minimum statutory limits promulgated by the State, but in any event no less than:

$ 15,000 bodily injury per person

$ 30,000 bodily injury per accident

$ 5,000 property damage

C. Indemnification.

1. By Hospital. To the fullest extent permitted by law, Hospital shall indemnify, appear and defend, and hold harmless HemaCare and HemaCare's officers, directors, agents and employees (collectively, the “HemaCare Indemnified Parties”) from and against any and all claims, damages, losses, fines, penalties, and expenses, including but not limited to, reasonable attorneys' fees, (collectively, “claims”) asserted against one or more HemaCare Indemnified Parties and that arise out of or result from the willful or negligent acts or omissions of Hospital in the performance of this Agreement, but only to the extent such claims are not also the result of acts or omissions of the HemaCare Indemnified Parties. The parties agree that the foregoing Indemnification obligations shall not be construed to negate, abridge, or reduce any other rights or remedies available to the HemaCare under this Agreement, at law, or in equity.

2. By HemaCare. To the fullest extent permitted by law, HemaCare shall indemnify, appear and defend, and hold harmless Hospital and Hospitals' officers, directors, agents and employees (collectively, the “Hospital Indemnified Parties”) from and against any and all claims, damages, losses, fines, penalties, and expenses, including but not limited to, reasonable attorneys' fees, (collectively, “claims”) asserted against one or more Hospital Indemnified Parties and that arise out of or result from the willful or negligent acts or omissions of HemaCare in the performance of this Agreement, but only to the extent such claims are not also the result of acts or omissions of the Hospital Indemnified Parties. The parties agree that the foregoing indemnification obligations shall not be construed to negate, abridge, or reduce any other rights or remedies available to Hospital under this Agreement, at law, or in equity.

3. Procedure. Any indemnified party claiming a right to indemnification under this Section V.B. shall notify the indemnifying party promptly following assertion against such indemnified party of a claim-giving rise to such right. Such indemnified party may be represented by counsel as to any such claim but, provided that the indemnifying party shall appear and defend such claim, the indemnifying party shall have no obligation hereunder for legal fees and expenses incurred with respect to such separate representation. An indemnified party shall not compromise any claim giving rise to an asserted right of indemnification without the express written consent of the indemnifying party.

D. Relationship of the Parties. The relationship of HemaCare and Hospital pursuant to this Agreement is that of independent contractors, and the parties intend that neither of them (including their employees and agents) shall be, nor shall hold itself out as, the agent, partner, employee, or joint venturer of the other. Nothing in this Agreement, including requirements concerning HemaCare Personnel compliance with general Hospital policies, shall be deemed to confer on Hospital the right to direct the performance of individual Services by HemaCare or to determine the means or methods by which such Services are performed.

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E. Limited Exclusivity. It is agreed and acknowledged by the parties that, as an independent contractor, HemaCare retains the right to contract with and provide services to entities and individuals other than Hospital and its patients, and nothing in this Agreement be interpreted as limiting or restricting in any way HemaCare's right to do so. HemaCare agrees to establish no other competing USC Blood Donor Centers. Hospital agrees that HemaCare will be the sole outside provider of the described Blood Donor Center and Community Mobile Blood Drive Program during the term of this Agreement and Hospital agrees not to contract with any other third party to conduct the Services unless HemaCare is unable to meet its obligations under this Agreement or as otherwise provided herein. Nothing in the foregoing sentence shall prohibit Hospital from purchasing blood products from any vendor at any time.

VI. TERM AND TERMINATION

A. This agreement shall commence April 1, 2004 and shall continue for a term of two (2) years.

B. Termination.

1. Termination Without Cause. At any time during the Term of this Agreement, either party may, in its sole discretion, terminate this Agreement without cause by giving the other party at least 60 days' prior written notice. If such notice is given by Hospital, Hospital may, in its sole discretion, at any time prior to the effective date of such termination, relieve HemaCare of HemaCare's duties hereunder as long as Hospital continues to perform its obligations under this Agreement until the effective date of such termination.

2. Termination for Breach. Either party may terminate this Agreement upon breach by the other party of any material provision of this Agreement, provided such breach continues for 15 days after receipt by the breaching party of written notice of such breach from the non- breaching party.

3. Immediate Termination by Hospital. Hospital may terminate this Agreement immediately by written notice to HemaCare upon the occurrence of any of the following:

(a) conduct by HemaCare or any HemaCare Staff which, in the sole discretion of Hospital, could affect the quality of professional care provided by USC Blood Donor Center staff, the performance of duties required hereunder, or which could be prejudicial or adverse to the best interest and welfare of Hospital or its patients;

(b) breach by either party or their respective staffs of any of the confidentiality provisions hereof;

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(c) failure by HemaCare to maintain the insurance required under this Agreement;

(d) closure of Hospital, cessation of the patient care operations or sale of Hospital or of all, or substantially all, of Hospital's assets; or

(e) HemaCare or any of HemaCare Staffs conviction of a criminal offense related to health care or HemaCare or any HemaCare Staff's listing by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation.

HemaCare may cure such breach caused by any HemaCare Staff under this Subsection B.4.(a) by immediately terminating all employment and other HemaCare-based professional and business relationships with such HemaCare Staff and preventing said HemaCare Staff from providing any Services hereunder.

C. If at termination of Agreement there are blood drives booked for Hospital, HemaCare will conduct booked blood drives and will provide all products collected from blood drive(s) to Hospital. At termination of Agreement, HemaCare will cease all recruitment activities relating to booking future blood drives on behalf of Hospital.

VII. FEES AND BILLING PROCEDURES

A. During the term of this Agreement Hospital will compensate HemaCare for services provided hereunder according to the Fee Schedule attached as Attachment I. In addition to the prices listed in the Fee Schedule, HemaCare may pass through to Hospital, any additional costs of manufacturing of blood products that become 'standard of care' or required by any applicable federal, state or local laws, ordinances, rules and regulations and accreditation standards, including without limitation those of the FDA and the AABB. Fifteen (15) days notice prior to the beginning of the month is required for any changes to the Fee Schedule.

B. HemaCare will invoice Hospital on a bi-monthly basis. Such invoice shall include a detailed report of all products and services for which payment is claimed. HemaCare shall provide all additional documentation that the Hospital may reasonably request to verify the invoiced amount. Payment is due in full within 30 days of invoice date.

C. Changes to Fee Schedule must be mutually agreed upon, except in cases where the FDA or the State of California require new testing or additional quality control requirements. All Fee Schedule changes will be effective the first day of the month following 15 days notice of change.

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VIII. MISCELLANEOUS

A. Hospital Intellectual Property. Notwithstanding any provision of this Agreement, Hospital shall be and remain the sole owner of its name, trademarks, and service marks. HemaCare shall not use any trademark or service mark of Hospital without Hospital's express written consent. All advertising, promotional, and other materials (including Internet materials) developed and/or disseminated by HemaCare that identifies Hospital in any way, as well as all press releases and similar media communications concerning the Program or the Hospital, shall be approved by the Hospital in advance of any use or publication by HemaCare. Any request for approval shall be acted upon by the Hospital within ten (10) business days. On the eleventh (11) business day, approval will be assumed if no responses or comments have been provided by Hospital. Upon expiration or termination of this Agreement for any reason, HemaCare shall immediately cease all use of the Hospital's name, trademarks, and service marks for any purpose.

B. Compliance with Applicable Laws. The terms of this Agreement and the actions of the parties pursuant thereto shall comply with all applicable federal, state and local laws and regulations as well as the American Association of Blood Banks' Standards for Blood Banks and Transfusion Services. If this Agreement contains any provision which is unlawful pursuant to the laws and regulations of the state of California or the United States, such provision will be deemed null and void and of no effect and will be struck from this Agreement without affecting the binding force of the of the remainder of this Agreement.

C. Non-Solicitation. Hospital and HemaCare mutually agree not to solicit each other's employees, except upon written permission granted by one party to the other. The period of non-solicitation will extend for one-year post-HemaCare or -Hospital employment. The penalty for breach will be one times the employee's annual salary prior to termination of services with the aggrieved party. Nothing in the foregoing covenant shall restrict either party from entering into employment discussions with an employee of the other party who initiates such discussions.

D. Entire Agreement Modification. This Agreement represents the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter. This Agreement may not be amended or modified except by a written instrument signed by both parties. Waiver, express or implied, of any default by either party of any provision(s) of the Agreement or the failure to insist on strict performance thereof, shall not be deemed to be a waiver of any other default or breach of the same or a different provision of this Agreement.

E. Access to Books and Records. For at least seven (7) years after providing services pursuant to this Agreement, HemaCare shall, upon request, make the following documents available to the Secretary of Health and Human Services, the Comptroller General, or the duly authorized representative of either: a copy of this Agreement, all books, documents, and records of HemaCare necessary to certify the nature and extent of the costs incurred by Hospital in connection with this Agreement and such other documents as may be requested pursuant to Section 952 of the Omnibus Reconciliation Act of 1980, 42 U.S.C. Section 1395x(v)(1)(I), as amended.

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F. Assignment. Neither party may assign this Agreement or 4ny of its rights or obligations hereunder, without the express written consent of the other party. Any purported assignment in contravention of the foregoing shall be void and of no effect.

G. Arbitration. Any dispute or controversy arising under, out of or in connection with, or in relation to this Agreement, or any amendment hereof, or the breach hereof shall be determined and settled by arbitration in Los Angeles County, California, in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration and applying the laws of the State. Any award rendered by the arbitrator shall be final and binding upon each of the parties, and judgment thereon may be entered in any court having jurisdiction thereof. The costs shall be borne equally by both parties. During the pendency of any such arbitration and until final judgment thereon has been entered, this Agreement shall remain in full force and effect unless otherwise terminated as provided hereunder. The provisions set forth herein shall survive expiration or other termination of this Agreement regardless of the cause of such termination.

H. Authority. The parties represent and warrant that the execution and delivery of this Agreement have been duly authorized by all necessary corporate action.

I. Governing Law. It is understood and agreed between the parties hereto that all matters relating to the interpretation, laws of the State of California shall govern validity and performance of this Agreement. These provisions of this paragraph shall survive expiration or other termination of this Agreement, regardless of the cause of such termination.

J. Notices. All notices hereunder shall be in writing, delivered personally or by certified or registered mail, return receipt requested, or by a national overnight courier service, and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, postage prepaid, or deposited with the overnight courier, addressed as follows:

If to Hospital:	USC University Hospital 1500 San Pablo Street Los Angeles, CA 90033 Attn: Chief Executive Officer

With a copy to:	Tenet HealthSystem 3 Imperial Promenade, Suite 600 Santa Ana, CA 92707 Attn: Regional Director – Operations

And:	Tenet HealthSystem 3 Imperial Promenade, Suite 740 Santa Ana, CA 92707 Attn: Regional Counsel - Law Department

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If to HemaCare Corporation:	HemaCare Corporation 21101 Oxnard Street Woodland Hills, CA 91367 Attn: Judi Irving

or to such other person or places as either party may from time to time designate by notice to this paragraph.

IX. CAPTIONS

The captions contained herein are used solely for convenience and shall not be deemed to define or limit the provisions of this agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR RESPECTIVE DULY AUTHORIZED REPRESENTATIVES EFFECTIVE AS OF THE DATE SPECIFIED HEREIN.

USC UNIVERSITY HOSPITAL, INC. D/B/A		FOR HEMACARE CORPORATION:
USC UNIVERSITY HOSPITAL:

Signature	/s/ Debbie Walsh	Signature	/s/ Judi Irving
Name	Debbie Walsh	Name	Judi Irving
Title	COO	Title	Chief Executive Officer
Date	4/30/04	Date	5/8/04

The terms set forth and established in this Agreement are offered to Hospital in good faith. If the Agreement is not signed by Hospital within 30 days of date of receipt, HemaCare reserves the option to modify the terms of the Agreement to meet then current market conditions.

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Attachment I

USC UNIVERSITY HOSPITAL

BLOOD SERVICES FEE SCHEDULE

Hospital Services Direct Order Lines

800-826-7962 or 818-986-3977

COMPONENT Fees Per Unit

Directed Donor Red Blood Cells	$[●]1
Directed Donor Leukocyte Reduced Red Blood Cells	$[●]
Directed Donor Leukocyte Reduced Red Blood Cells, Irradiated	$[●]
Directed Donor Single Donor Platelets, Leukocyte Reduced	$[●]
Directed Donor Single Donor Platelets, Leukocyte Reduced, Irradiated	$[●]
Autologous Donor Red Blood Cells	$[●]
Autologous Donor Red Leukocyte Reduced Red Blood Cells	$[●]
Leukocyte Reduced Single Donor Platelets	$[●]
Leukocyte Reduced Single Donor Platelets, Pediatric Unit	$[●]
Allogeneic Red Blood Cells	$[●]
Allogeneic Red Blood Cells, Irradiated	$[●]
Allogeneic Red Blood Cells, Irradiated, CMV-	$[●]
Allogeneic Leukocyte Reduced Red Blood Cells	$[●]
Allogeneic Leukocyte Reduced Red Blood Cells, Irradiated	$[●]
Allogeneic Leukocyte Reduced Red Blood Cells, Irradiated, CMV-	$[●]
Fresh Frozen Plasma	$[●]
Cryoprecipitate	$[●]
Cryo-Poor Plasma	$[●]
Therapeutic Phlebotomy	$[●]
ADDITIONAL SERVICES
CMV Negative Screening Per Unit	$[●]

1 Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.

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Irradiation Fee Per Unit	$[●]2
STAT Distribution Fee Per Order	[●] $[●]

Effective 05-01-04

2 Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the SEC and have been filed separately with the SEC.

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ATTACHMENT II

ESTIMATED HOSPITAL DEMAND FOR SERVICES

Hospitals agree to purchase from HemaCare all Allogeneic units of blood and blood products collected and produced on its behalf (including FFP) through the USC Blood Donor Center and/or Community Mobile Blood Drives, as shown below:

Monthly Volumes:

Hospital	# Allogeneic RBC's Per Month (a)	# Allogeneic Leukoreduced RBC's Per Month (b)	Allogeneic Red Blood Cells (a+b)	# FFP Per Month	# Single Donor Platelets per Month
USC/Kenneth Norris Jr. Cancer Hospital	[●]3	[●]	[●]	[●]	[●]
USC University Hospital	[●]	[●]	[●]	[●]	[●]
Total	[●]	[●]	[●]	[●]	[●]

1.	Hospital purchases may be combined to equal total monthly volumes.
2.	The Hospitals will accept the first [●] allogeneic Red Blood Cells, the first [●] allogeneic leukoreduced Red Blood Cells, and the first [●] units of FFP per month. If Hospitals cannot use the minimum number of units, but are obligated to purchase units, Hospitals have the right to direct purchased (unused) units to another Southern California hospital in Los Angeles or Orange Counties. The quantity and the schedule of delivery of the blood products shall be determined by Hospitals. In no circumstances, however may delivery extend beyond seven days of date of product availability.
3.	The Hospitals guarantee to purchase from HemaCare a minimum of [●] Leukocyte Reduced Single Donor Platelets per month. If Hospitals do not purchase [●] Single Donor Platelets monthly, the Hospitals will be billed for each unit not purchased up to [●] units per month.

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ATTACHMENT III

RETURN/CREDIT POLICY

Subject to the terms and conditions of this Attachment III, the Hospital may return Blood to HemaCare for a full or partial credit based upon quality assurance findings as follows:

A. Damaged Blood: If Blood arrives to the Hospital: (1) in a damaged condition, or (2) in a condition rendering the Blood unsuitable for transfusion, then Hospital may return such Blood to HemaCare (or discard the Blood upon HemaCare's request) for full or partial credit based upon quality assurance findings. HemaCare shall maintain responsibility for any shipping costs associated with such returns.

B. Recalled or Withdrawn Blood: In the event HemaCare or FDA or other regulatory agency requires HemaCare to withdraw or recall Blood, Hospital shall return the Blood to HemaCare in accordance with Section C of this Attachment HI for full or partial credit based upon quality assurance findings. HemaCare shall maintain responsibility for any shipping costs associated with such returns.

C. Reporting and Documentation of Returns: Before returning Blood to HemaCare for any reason, Hospital shall contact HemaCare at 818-986-3977. All shipments of returned Blood must be accompanied by a completed Shipping and Distribution Record for Blood Products Form (HemaCare SO. 117) provided by HemaCare. The individual completing the Form certifies that: (1) the returned Blood has not been out of control of the Hospital's blood bank, (2) the Blood has been continuously stored at the appropriate temperature in accordance with the Code of Federal Regulations, and (3) Hospital has examined the Blood and found it satisfactory for issue.

D. Storage Requirements: In order to return platelets suitable for transfusion, Hospital shall always:

1. store platelet products at 20 to 24C with constant agitation.

2. maintain control over access to the platelet products and authorization to remove the platelet products.

3. utilize storage devices that are capable of maintaining proper storage temperatures.

4. continuously monitor storage temperatures for all platelet products. If a continuous monitoring device is not used, temperatures must be recorded every 4 hours.

5. ensure that returned platelets have adequate segments for crossmatch.

E. Amount of Credit/Refund: The credit/refund shall not exceed the original Fee paid by Hospital to HemaCare.

F. Compliance: Hospital shall comply with the requirements of the Code of Federal Regulations as related to the storage of Blood.

G. Return Fee: Hospital will be permitted to return two Allogeneic Leukocyte Reduced Single Donor Platelets per month. Returns of product greater than the specified number will be charged a restocking fee of $200.00 per unit. Hospital must notify HemaCare of all platelet returns; thirty- six hours or more must remain on the platelet product for return. Return privilege and fees are subject to change without notice.

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ATTACHMENT IV

BLOOD SERVICES

DEPOT HOSPITAL AGREEMENT

HemaCare agrees to provide status to USC University (Hospital) as a depot for Platelet Pheresis unit storage.

Terms and Conditions:

1. Platelet Pheresis units are delivered to the Hospital blood bank after testing as described in the Blood Services Agreement.

2. HemaCare's Hospital Services staff will check with the Hospital blood bank daily for needs and disposition of products.

3. When a product is used for a patient, the Hospital is then invoiced.

4. When a product is approaching 36 hours of dating remaining, the blood bank has the option of returning the product to HemaCare, subject to conditions listed in 6 below.

5. If the Hospital blood bank chooses to keep products with less than 36 hours dating, the product then becomes the Hospital's responsibility.

6. Hospital will be permitted two (2) product returns per month. Returns of product greater than the specified number will be charged a re-stocking fee of $200.00 per unit. HemaCare's product return policy and restocking fees are subject to change without notice.

7. If a platelet pheresis unit(s) is ordered and delivered as STAT, the platelet pheresis is not returnable to HemaCare.

8. Hospital agrees to store platelets in accordance with all applicable California State Department of Health Services, Federal FDA and AABB standards and/or regulations. Temperature will be maintained at 20 -24 C and platelets will be continuously agitated by means of a platelet agitator or rotator. Hospital agrees to permit periodic audits performed by HemaCare to ensure compliance with storage requirements.

9. Maintenance of Depot Status is dependent upon the Hospital using an average of 102 Platelet Pheresis units per month that are obtained from HemaCare.

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